Exhibit 10.21

PERRIGO COMPANY PLC
CHANGE IN CONTROL SEVERANCE POLICY FOR U.S. EMPLOYEES
Amended and Restated Effective February 13, 2019
ARTICLE I
INTRODUCTION
Perrigo Company plc (the “Company”) established the Perrigo Company plc Change in Control Severance Policy for U.S. Employees (the “Policy”) effective June 22, 2015, for the benefit of certain “Eligible Employees” of the Company and certain specified Affiliates, and amended and restated the Policy effective November 12, 2015, June 14, 2106 and February 6, 2017. Effective February 13, 2019, the Policy is being amended and restated in its entirety as set forth herein.
The Policy is intended to apply to “Eligible Employees” as described herein. The Policy shall be binding on any successor to all or substantially all of the Company's assets or business. Except as otherwise provided herein, the Policy supersedes any prior formal or informal severance plans, programs or policies of the Company or its Affiliates providing for change in control severance pay and benefits for Eligible Employees.
ARTICLE II
DEFINITIONS
2.1    “Act” means the Irish Companies Act 1963, as amended from time to time. References to any provision of the Act shall be deemed to include successor provisions thereto and regulations thereunder.
2.2    “Affiliate” means any member of the group of corporations, trades or businesses or other organizations comprising the “controlled group” with the Company under Code Section 414.
2.3    “Basic Severance Policy” means the Perrigo Company U.S. Severance Policy as amended and restated effective June 14, 2016.
2.4    “Cause” means (a) the Employee is convicted of a felony; (b) the Employee’s breach of any material duty or obligation imposed upon the Employee by the Company or any Affiliate that results in material, demonstrable harm to the Company or any Affiliate; or (c) the Employee divulges the Company’s or any Affiliate’s confidential information or breaches or causes the breach of any confidentiality agreement to which the Employee, the Company, or any Affiliate is a party.
2.5    “Change in Control” means:
(a)    The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity's issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were

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not shareholders of the Company immediately prior to such merger, consolidation or other reorganization;
(b)    The sale, transfer or other disposition of all or substantially all of the assets of the Company;
(c)    Individuals who as of the effective date of the Policy constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute a majority of the Board of Directors of the Company; provided, however, that any individual who becomes a director of the Company subsequent to the above date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors; but, provided further, that any such person whose initial assumption of office is in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company (such actual or threatened solicitation, a “Proxy Solicitation”), including by reason of agreement intended to avoid or to settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director until such time as such person has been (i) recommended by the Nominating & Governance Committee for election as a director of the Company and (ii) elected by the Company’s shareholders to serve on the Board of Directors of the Company at three successive annual general meetings; but provided further, if a member of the Board of Directors of the Company terminates other than in connection with a Proxy Solicitation, if within 30 days of such termination a new director is appointed with the approval of the majority of the remaining Incumbent Directors, such new director shall be considered an Incumbent Director and a Change in Control under the Policy shall not be considered to have occurred as a result of the termination of the Former Incumbent Director;
(d)    A transaction as a result of which a person or company obtains the ownership directly or indirectly of the ordinary shares in the Company carrying more than fifty percent (50%) of the total voting power represented by the Company’s issued share capital in pursuance of a compromise or arrangement sanctioned by the court under section 201 of the Act or becomes bound or entitled to acquire ordinary shares in the Company under section 204 of the Act; or
(e)    Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities (e.g., issued shares). For purposes of this subsection (e), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, and (ii) a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the ordinary shares of the Company.
2.6    A “Change in Control Severance Event” means (i) the Eligible Employee’s involuntary termination from employment by the Employer or any successor thereto on or after a Change in Control and prior to the two (2) year anniversary of the Change in Control, or (ii) the Eligible Employee’s voluntary termination from employment on or after a Change in Control and prior to the two (2) year anniversary of the Change in Control due to a Relocation or a Significant Reduction in Scope or Base Compensation that occurs during such two (2) year period.
2.7    “Code” means the Internal Revenue Code of 1986, as amended.
2.8    “Company” means Perrigo Company, plc.
2.9    “Comparable Position” means a position either with the Company or any of its Affiliates or with a successor or transferee of all or a part of the business of the Company or Affiliate, on terms which do not cause a Significant Reduction in Scope or Base Compensation and do not entail a Relocation.
2.10    “Confidential Information” means confidential, trade secret, or proprietary information, or any other information, knowledge or data of the Company or any Affiliate that is not publicly available, or that of any third parties obtained by an Employee during his/her period of employment with the Company or any Affiliate. Such Confidential Information includes, but is not limited to, secret or confidential matters (i) of a technical nature, such as, but not limited to, methods, know-how, formulas, compositions, processes, discoveries, machines, inventions, computer programs and similar items or research projects, (ii) of a business nature, such as, but not limited to, information about costs, purchasing profits, marketing, sales or lists of customers, and (iii) pertaining to future developments, such as, but not limited to, research and development or future marketing or merchandising. If an Eligible Employee entered into a separate confidentiality or proprietary rights agreement with the Company or any Affiliate, the term “Confidential Information” for purposes of this Policy shall have the meaning ascribed to any such term or concept as it is defined under, or used in, the separate agreement.
2.11    “Eligible Employee” means each Employee who is not (i) governed by a collective bargaining agreement between the Company or any Affiliate and employee representatives; (ii) holds the position of Chief Executive Officer and is covered by a written employment agreement that contains a severance provision or is covered by a written severance agreement (for the duration of that agreement); (iii) classified as “temporary,” including without limitation, anyone classified as an “intern” or “co-op”; (iv) a consultant; (v) a “leased employee” as defined in Code Section 414(n); or (vi) a person performing services for an Employer on a contract basis or as an independent contractor or consultant or through a purchase order, supplier agreement or any other form of agreement that the Employer enters into for services, regardless of whether any of the above such individuals set forth in (iv), (v) or (vi) are subsequently determined by the Internal Revenue Service, the U.S. Department of Labor or a court to be Employees.
2.12    “Employee” means any employee of an Employer who is regularly scheduled to work thirty-five (35) hours or more per calendar week for the Employer.
2.13    “Employer” means each U.S. Affiliate of the Company.
2.14    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.15    “Involuntary Termination” means the involuntary termination of an Eligible Employee’s employment by the Employer. The term Involuntary Termination includes (i) a termination effective when the Eligible Employee exhausts a leave of absence during, or at the end of, a WARN Notice Period, and (ii) a situation where an Eligible Employee on an approved leave of absence during which the Employee's position is protected under applicable law (e.g., a leave under the Family Medical Leave Act), returns from such leave, and cannot be placed in employment with the Employer.
2.16    “Policy” means the Perrigo Company plc Change in Control Severance Policy for U.S. Employees as set forth herein and as the same may be amended from time to time.
2.17    “Relocation” means a material change in the geographic location at which the Eligible Employee is required to perform services. Such change in an Eligible Employee’s primary job site will be considered material if (i) for Eligible Employees other than field-based sales representatives (or similar field-based positions), the new location increases the Eligible Employee’s commute between home and primary job site by at least thirty (30) miles, or (ii) in the Administrator’s reasonable opinion, the new location requires that the Eligible Employee move his/her home to a new location at least thirty (30) miles away from the Eligible Employee’s home immediately prior to the change.
2.18    “Severance Date” means the final day of employment with the Employer which date shall be communicated in writing by the Employer to the Employee.
2.19    “Significant Reduction in Scope or Base Compensation” means a material diminution in the Eligible Employee’s authority, duties or responsibilities or a material diminution in the Eligible Employee’s base compensation or incentive compensation opportunities. In the event of a Relocation or a Significant Reduction in Scope or Base Compensation, the Eligible Employee must provide his/her Employer with written notice within ninety (90) days after the occurrence of such event. The Employer shall then have thirty (30) days to cure such event. In the event the Employer fails to cure the event within the thirty (30) day period, the Eligible Employee’s Severance Date shall occur on the thirty-first (31st) day following the Employer’s receipt of such written notice. In the case of Employees who hold the positions set forth on Exhibit A as of a Change in Control (or any successor position, should the position or the title associated with the position change prior to a Change in Control), a “Significant Reduction in Scope of Base Compensation” shall be deemed to have occurred if the ordinary shares of the Company cease to be publicly traded following its acquisition by or merger into another person, entity or group, and the applicable Employee is not appointed to a corresponding position with the acquirer or entity resulting from such merger or, if applicable, the ultimate parent of such entity.
2.20    “Triggering Event” means an Involuntary Termination, Relocation or Significant Reduction in Scope or Base Compensation.
2.21    “WARN Act” means the Worker Adjustment and Retraining Notification Act.
2.22    “WARN Notice Date” means the date the Employer is required to notify an Eligible Employee pursuant to the WARN Act or similar state law that he/she is to be terminated from employment with the Employer in conjunction with a “plant closing” or “mass layoff” as described in the WARN Act or similar state law.
2.23    “WARN Notice Period” means the sixty (60) consecutive calendar day period, or other applicable period under similar state law, commencing on an Eligible Employee's WARN Notice Date.
ARTICLE III
ELIGIBILITY
3.1    Conditions of Eligibility. To be eligible for benefits as described in Article V, the Eligible Employee must (i) remain an Employee through the Severance Date, (ii) through the Severance Date, fulfill the normal responsibilities of his/her position, including meeting regular attendance, workload and other standards of the Employer, as applicable, and (iii) submit the signed Waiver and Release Agreement required by the Administrator on, or within forty-five (45) days after, his/her Severance Date or receipt of the Waiver and Release Agreement (whichever occurs later) and not revoke the signed Waiver and Release Agreement.
3.2    Conditions of Ineligibility. An otherwise Eligible Employee shall not receive severance pay or severance benefits under the Policy if:
(a)    the Employee ceases to be an Eligible Employee as defined by the Policy, other than as a result of a Change in Control Severance Event;
(b)    the Employee terminates employment with the Employer by reason of death;
(c)    the Employee terminates employment with the Employer for Cause as defined in Article II;
(d)    the Employee terminates employment with the Employer through job abandonment;
(e)    other than as set forth in Section 2.15(ii), the individual is no longer an Employee and is receiving long-term disability benefits from the Employer (as determined under the applicable Employer long-term disability plan) as of the date the Change in Control Severance Event would have occurred had the individual been an Employee on such date;
(f)    the Employee is employed in an operation, division, department or facility, that is sold, leased or otherwise transferred, in whole or in part, from an Employer, and the Employee accepts any position with the new owner/operator, or the Employee is offered a Comparable Position by the new owner/operator;
(g)    the Employee gives notice of his/her voluntary termination (other than pursuant to Section 2.17 or Section 2.19) prior to his/her Severance Date or the effective date of a sale, lease or transfer of an operation, division, department or facility, as described in Section 3.2(f), regardless of the effective date of such termination;

(h)    the Employee terminates from employment with the Employer and is eligible to receive severance benefits under another group reorganization/restructuring benefit policy or severance program sponsored by the Company or any of its Affiliates, in which event the Employee will receive severance under this Policy or the other policy or program, whichever provides the greater benefit;
(i)    the Employee is offered a Comparable Position from an Employer, or accepts any position with an Employer, even if it is not a Comparable Position;
(j)    the Employee experiences a Triggering Event or a Change in Control Severance Event after the Policy is terminated;
(k)    the Employee does not timely execute and return to the Administrator a valid Waiver and Release Agreement;
(l)    the Employee works primarily in an office located in a country other than the United States and is entitled to severance benefits under the laws of such country or the policies of the company at which he/she is based and such severance benefits may not be waived; or
(m)    the Employee is offered a Comparable Position by, or accepts any position with, an employer with which the Company or any of its Affiliates has reached an agreement or arrangement under which the employer agrees to offer employment to the otherwise Eligible Employee.
The foregoing list of conditions is intended to be illustrative and may not be all inclusive; the Administrator will determine in the Administrator’s sole discretion whether an Eligible Employee is eligible for severance pay and severance benefits under the Policy.
ARTICLE IV
PAY AND BENEFITS IN LIEU OF WARN NOTICE
4.1    Wage Payments. If an Eligible Employee is entitled to advance notice of a “plant closing” or a “mass layoff” under the WARN Act or similar state law, but experiences a Triggering Event or a Change in Control Severance Event before the end of a WARN Notice Period, the Eligible Employee shall be entitled to receive pay until the end of the WARN Notice Period as if he/she were still employed through such date. The pay under this Section 4.1 will be issued according to the normal payroll practices of the Employer and shall not be subject to the Waiver and Release Agreement.
4.2    Benefits. An Eligible Employee described in Section 4.1 shall be entitled to benefits under Employer-sponsored medical, dental and vision benefit plans, as amended from time to time, through the end of the WARN Notice Period on the same terms and under the same conditions as applied to the Eligible Employee immediately prior to the Triggering Event or the Change in Control Severance Event. The benefits under this Section 4.2 are not subject to the Waiver and Release Agreement.

ARTICLE V
CHANGE IN CONTROL SEVERANCE PAY AND SEVERANCE BENEFITS
5.1    Generally. In exchange for providing the Administrator with an enforceable Waiver and Release Agreement, in accordance with Article VI, an Eligible Employee who terminates employment on account of a Change in Control Severance Event shall be eligible to receive Change in Control severance pay and severance benefits as described below, subject to the terms of the Policy. The consideration for the voluntary Waiver and Release Agreement shall be the severance pay and severance benefits the Eligible Employee would not otherwise be eligible to receive.
(a)    Change in Control Severance Pay and Bonus. If an Eligible Employee terminates from employment on account of a Change in Control Severance Event, such Eligible Employee, if he/she was an Employee on the date immediately preceding the Change in Control, shall be eligible to receive Change in Control severance pay determined under the table below based on the Eligible Employee’s Band classification. For purposes of calculating severance pay under this Article V, any reduction in an Eligible Employee’s annual base compensation or annual target bonus between the date of the Change in Control and the two (2) year anniversary of the Change in Control will be disregarded. The Band applicable to an Eligible Employee shall be determined by the Administrator, in its sole discretion, based on the Eligible Employee's job position relative to the job grading system in place for the applicable Employer, provided that an Eligible Employee’s Band may not be reduced following a Change in Control.

Employment Classification	Calculation
Executive Vice Presidents
Change in Control severance pay shall be an amount equal to the sum of:

(i) Two (2) times the sum of all severance payments the employee would have received under Section 5.2, Chart A of the Basic Severance Policy, as if his/her employment terminated on account of a Triggering Event as defined in the Basic Severance Policy, and

(ii) Two (2) times an amount equal to the Eligible Employee’s Target Bonus (as defined below).

VPs (Band A)
Change in Control severance pay shall be an amount equal to the sum of:

(i) Two (2) times the sum of all severance payments the employee would have received under Section 5.2, Chart A of the Basic Severance Policy, as if his/her employment terminated on account of a Triggering Event as defined in the Basic Severance Policy, and

(ii) One (1) times an amount equal to the Eligible Employee’s Target Bonus (as defined below).

Employment Classification	Calculation
Directors (Band B)
Change in Control severance pay shall be an amount equal to the sum of:

(i) Two (2) times the sum of all severance payments the employee would have received under Section 5.2, Chart A of the Basic Severance Policy, as if his/her employment terminated on account of a Triggering Event as defined in the Basic Severance Policy, and

(ii) One (1) times an amount equal to the Eligible Employee’s Target Bonus (as defined below).

Managers (Band C)
Change in Control severance pay shall be an amount equal to the sum of:

(i) Two (2) times the sum of all severance payments the employee would have received under Section 5.2, Chart A of the Basic Severance Policy, as if his/her employment terminated on account of a Triggering Event as defined in the Basic Severance Policy, and

(ii) One (1) times an amount equal to the Eligible Employee’s Target Bonus (as defined below).

Professionals (Bands D & E)
Change in Control severance pay shall be an amount equal to the sum of:

(i) Two (2) times the sum of all severance payments the employee would have received under Section 5.2, Chart A of the Basic Severance Policy, as if his/her employment terminated on account of a Triggering Event as defined in the Basic Severance Policy, and

(ii) One (1) times an amount equal to the Eligible Employee’s Target Bonus (as defined below).

All Others
Change in Control severance pay shall be an amount equal to the sum of:

(i) Two (2) times the sum of all severance payments the employee would have received under Section 5.2, Chart A of the Basic Severance Policy, as if his/her employment terminated on account of a Triggering Event as defined in the Basic Severance Policy, and

(ii) One (1) times an amount equal to the Eligible Employee’s Target Bonus (as defined below).

For purposes of the above chart, an Eligible Employee’s Target Bonus means the bonus payable to the Eligible Employee, if any, for the calendar year in which the Eligible Employee’s Change in Control Severance Event occurs and which is calculated based on his or her compensation and target percentage in effect on the Eligible Employee’s termination from employment.

(b)    Subject to Section 5.2, Change in Control severance pay shall be paid in a lump sum payment within sixty (60) days following the Eligible Employee’s Severance Date, provided the Eligible Employee has executed and submitted a Waiver and Release Agreement in accordance with Article VI and the period during which the Employee is entitled to revoke the

Waiver and Release Agreement has expired. All legally required taxes and any sums owed the Employer shall be deducted from such severance pay. If an Employer reemploys an Eligible Employee who is to receive Change in Control severance pay and benefits under the Policy, the individual shall become ineligible and such Change in Control severance pay shall not be paid and such benefits shall cease effective as of the reemployment date.
Notwithstanding the foregoing, if a Change in Control does not constitute a change in control event within the meaning of Treasury Regulation Section 1.409A-3(i)(5), amounts payable under this Policy that are payable in substitution for amounts that constitute deferred compensation (within the meaning of Code Section 409A) under the Basic Severance Policy will be paid on the schedule contemplated by the Basic Severance Policy to the extent necessary in order to avoid the imposition of penalty taxes on an Eligible Employee pursuant to Code Section 409A.
(c)    Change in Control Medical, Dental and Vision Benefits Coverage. If an Eligible Employee becomes eligible for Change in Control severance pursuant to the Policy and elects health care continuation coverage under Code Section 4980B or other applicable law (“COBRA”) for the Eligible Employee and his or her eligible covered dependents equivalent to the coverage which they were receiving immediately prior to the Severance Date, for the Continuation Period (as defined below), his/her Employer shall pay the full premium cost of such coverage, based on the prevailing rate (the “Prevailing COBRA Rate”) charged by his/her Employer to persons who elect similar health care continuation coverage under COBRA (the “Health Care Benefits”); provided, however, that the Health Care Benefits shall be reported by his/her Employer as taxable income to the Eligible Employee to the extent reasonably determined by his/her Employer to be necessary to avoid the Health Care Benefits from being considered to have been provided under a discriminatory self-insured medical reimbursement plan pursuant to Code Section 105(h).
For purposes of this Section 5.1(b), the term “Continuation Period” means the lesser of (x) eighteen (18) months, and (y) the number of weeks of pay with respect to which the individual’s Change in Control severance pay is calculated (the period in clause (y), the “Severance Welfare Period”); provided, however, that the Continuation Period shall cease at such time that the Eligible Employee is eligible to receive health care benefits under another employer-provided plan (but no repayment of any previously-paid premium shall be required).
In addition, with respect to Eligible Employees whose Severance Welfare Period is greater than eighteen (18) months, the Company shall pay to the Eligible Employee on the first day of each month of the Severance Welfare Period following the expiration of the Continuation Period an amount in cash equal to the Prevailing COBRA Rate for the coverage for the Eligible Employee and his or her eligible covered dependents which was in effect immediately prior to the expiration of the Continuation Period; provided, however, that no such payment shall be made following the time that the Eligible Employee is eligible to receive health care benefits under another employer-provided plan.
All of the terms and conditions of Employer-sponsored medical, dental and vision benefit plans, as amended from time to time, shall be applicable to an Eligible Employee (and his/her eligible dependents, if applicable) participating in any form of continuation coverage under such Employer-sponsored medical, dental and vision benefit plans. This Policy is not to be interpreted to expand an Eligible Employee’s health care continuation rights under COBRA. That is, continuation coverage under this Policy will run concurrent with (and not consecutive to) COBRA continuation coverage. Continuation coverage under this Policy will not extend the maximum COBRA continuation coverage period applicable to an Eligible Employee or to his/her eligible coverage dependents.
(d)    Change in Control Career Transition Assistance. A career transition assistance firm selected by the Administrator and paid for by the Eligible Employee’s Employer shall provide career transition assistance to an individual who becomes eligible for Change in Control severance pursuant to this Policy. Career transition assistance shall be made available for the number of weeks for which severance is payable as determined under the table in Section 5.1(a) above (without regard to the fact that Change in Control severance pay is payable in a lump sum).
(e)    Long-Term Incentives. Long-term incentive payments shall be payable in accordance with the terms of any long-term incentive plan applicable to an Eligible Employee.
(f)    Severance Bonus. If an Eligible Employee in the absence of a Change in Control Severance Event would have been eligible to receive a bonus under any bonus plan or policy of the Company or any Affiliate, the Eligible Employee shall receive a severance bonus pro-rated based on the portion of the year that the Eligible Employee was employed through his or her Severance Date and based on the actual bonus payout to be paid at the regularly scheduled annual bonus payment date. Such pro-rated severance bonus shall be paid at the same time that annual bonuses are generally payable under any such bonus plan or policy of the Company or the Affiliate, but in no event later than March 15 of the year following the year in which the Severance Date occurs, and shall be calculated in the same manner as applicable to employees of the Company and its Affiliates generally.
5.2    Treatment of Certain Payments.
(a)    Anything in the Policy to the contrary notwithstanding, in the event the Accounting Firm (as defined below) determines that receipt of all Payments (as defined below) would subject a Disqualified Individual (as defined below) to the excise tax under Code Section 4999, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Policy (the “Policy Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Policy Payments shall be so reduced only if the Accounting Firm determines that the Disqualified Individual would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Policy Payments were so reduced. If the Accounting Firm determines that the Disqualified Individual would not have a greater Net After-Tax Receipt of aggregate Payments if the Policy Payments were so reduced, the Disqualified Individual shall receive all Policy Payments to which the Disqualified Individual is entitled hereunder.
(b)    If the Accounting Firm determines that aggregate Policy Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Disqualified Individual notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 5.2 shall be binding upon the Company and the Disqualified Individual and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Severance Date. For purposes of reducing the Policy Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Policy (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) cash payments that do not constitute deferred compensation within the meaning of Code Section 409A, and (ii) cash payments that do constitute deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c)    The Company shall cooperate with the Disqualified Individual in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Disqualified Individual (including, without limitation, the Disqualified Individual’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Treasury Regulation Section 1.280G-1, Q&A-2(b)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Treasury Regulation Section 1.280G-1, Q&A-9 and Q&A-40 to Q&A-44 and/or exempt from the definition of the term “parachute payment” within the meaning of Treasury Regulation Section 1.280G-1 Q&A-2(a) in accordance with Treasury Regulation Section 1.280G-1, Q&A¬5(a).
(d)    The following terms shall have the following meanings for purposes of this Section 5.2:
(i)    “Accounting Firm” means a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Code Section 280G that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Disqualified Individual, which firm shall not, without the Disqualified Individual’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.
(ii)    “Disqualified Individual” means an individual as defined in Code Section 280G(c) and Treasury Regulation Section 1.280G-1, Q&A-15 to Q&A-21.
(iii)    “Net After-Tax Receipt” means the present value (as determined in accordance with Code Sections 280G(b)(2)(A)(ii) and 280G(d)(4)) of a Payment net of all taxes imposed on the Disqualified Individual with respect thereto under Code Sections 1 and 4999 and under applicable state and local laws, determined by applying the highest marginal rate under Code Section 1 and under state and local laws which applied to the Disqualified Individual’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Disqualified Individual in the relevant tax year(s).

(iv)    “Parachute Value” of a Payment means the present value as of the date of the change of control for purposes of Code Section 280G of the portion of such Payment that constitutes a “parachute payment” under Code Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Code Section 4999 will apply to such Payment.
(v)    “Payment” means any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of the Disqualified Individual, whether paid or payable pursuant to the Policy or otherwise.
(vi)    “Safe Harbor Amount” means 2.99 times the Disqualified Individual’s “base amount,” within the meaning of Code Section 280G(b)(3).
(e)    The provisions of this Section 5.2 shall survive termination of the Policy.
ARTICLE VI
WAIVER AND RELEASE AGREEMENT
In order to receive the severance pay and severance benefits available under the Policy, an Eligible Employee must submit a signed Waiver and Release Agreement form to the Administrator on or within forty-five (45) days after his/her Severance Date or receipt of the Waiver and Release Agreement, whichever occurs later. The required Waiver and Release Agreement will, among other things, include a release of the Company and its Affiliates from any and all claims, debts, suits or causes of action, known or unknown, based upon any fact, circumstance, or event occurring or existing at or prior to the Eligible Employee’s execution of the Waiver and Release Agreement, including, but not limited to, any claims or actions arising out of or during the Eligible Employee’s employment with his/her Employer and/or separation of employment, including any claim under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 301 et seq., as amended, the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Civil Rights Act and any and all other federal, state or local laws, and any common law claims now or hereafter recognized. The required Waiver and Release Agreement may also include provisions relating to confidentiality, inventions, and the non-solicitation of employees. In no event will the Waiver and Release Agreement require the Eligible Employee to release claims regarding employee benefits or rights to indemnification.
An Eligible Employee may revoke his/her signed Waiver and Release Agreement within seven (7) days of signing the Waiver and Release Agreement by submitting his/her signed revocation to the Administrator within the seven (7) day period. Notwithstanding any provision of this Policy to the contrary, in no event shall the timing of the Eligible Employee's execution of the Waiver and Release Agreement, directly or indirectly, result in the Eligible Employee designating the calendar year of any severance payment, and if a payment that is subject to execution of the Waiver and Release Agreement could be made in more than one taxable year, payment shall be made in the later taxable year. Any such revocation must be made in writing and must be received by the Administrator within such seven (7) day period. An Eligible Employee who timely revokes his/

her Waiver and Release Agreement shall not be eligible to receive any severance pay or severance benefits under the Policy. Eligible Employees shall be advised to contact their personal attorney at their own expense to review the Waiver and Release Agreement form if they so desire.
ARTICLE VII
ADMINISTRATOR
The Company, or any committee or individual as may be designated by the Company, shall administer the Policy (the “Administrator”). The Administrator may delegate to other persons responsibilities for performing certain of the Administrator’s duties under the Policy. Except as otherwise provided in the Policy and subject to Article VIII, the Administrator shall have the authority to construe the terms of the Policy, including, but not limited to, the making of factual determinations, the determination of questions concerning benefits, and the procedures for claim review. In the event of a group termination, as determined in the sole discretion of the Administrator, the Administrator shall furnish affected Eligible Employees with such additional information as may be required by law.
ARTICLE VIII
CLAIMS FOR SEVERANCE BENEFITS
8.1    Claim for Benefits. It is not necessary that an Eligible Employee apply for severance pay and severance benefits under the Policy. However, if an Eligible Employee wishes to file a claim for severance pay and severance benefits, such claim must be in writing and filed with the Administrator. If the Eligible Employee does not provide all the necessary information for the Administrator to process the claim, the Administrator may request additional information and set deadlines for the Eligible Employee to provide that information. The Administrator will review a claim, and will make a determination of the claim and provide notice of that determination within ninety (90) days of the date the written claim is submitted to the Administrator.
8.2    Benefits Review. If the claim is completely or partially denied, the Administrator will furnish a written or electronic notice to the claimant that specifies the reasons for the denial, refers to the Policy provisions on which the denial is based, describes any additional information that must be provided by the claimant in order to support the claim, explains why the information is necessary, and explains the appeal procedures under the Policy.
8.3    Appeal Procedures. A claimant may appeal the denial of his/her claim and request the Administrator reconsider the decision. The claimant or the claimant’s authorized representative may: (a) appeal by written request to the Administrator not later than sixty (60) days after receipt of notice from the Administrator denying his/her claim; (b) review or receive copies or any documents, records or other information relevant to the claimant’s claim; and (c) submit written comments, documents, records and other information relating to his/her claim. In deciding a claimant’s appeal, the Administrator shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim. If the claimant does not provide all the necessary information for the Administrator to decide the appeal, the Administrator may request additional information and set deadlines for the claimant to provide that information.

The Administrator will make a decision with respect to such an appeal within sixty (60) days after receiving the written request for appeal. The claimant will be advised of the Administrator’s decision on the appeal in writing or electronically. The notice will include the reasons for the decision, references to Policy provisions upon which the decision on the appeal is based, and a statement that the claimant is entitled to receive, upon request, reasonable access to, and copies of, all documents, records or other information relevant to the claimant’s claim. In no event shall a claimant or any other person be entitled to challenge a decision of the Administrator in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and exhausted. No legal action may be brought more than six (6) months following the Administrator’s final determination. Following a Change in Control, all determinations of the Administrator will be subject to de novo review by a court of competent jurisdiction.
8.4    Legal Fees. The Company (including any successor to the Company following a Change in Control) will reimburse each Eligible Employee whose termination of employment occurs on or after the date of a Change in Control and prior to the two (2) year anniversary of the Change in Control for all reasonable legal fees and expenses incurred by such Eligible Employee in seeking to obtain or enforce any right or benefit provided under this Policy (other than any such fees and expenses incurred in pursuing any claim determined by an arbitrator or by a court of competent jurisdiction to be frivolous or not to have been brought in good faith).
ARTICLE IX
AMENDMENT/TERMINATION/VESTING
The Company by written action of its Board of Directors or any duly authorized designee of the Board reserves the right to amend or to terminate the Policy at any time; provided, however, that following a Change in Control, no amendment or termination of the Policy shall adversely impact the rights or protections of an Eligible Employee under the Policy as of immediately prior to the amendment or termination, including, but not limited to, an amendment that would reduce the amount of severance pay or severance benefits, change the time of payment of severance pay or benefits, or narrow the conditions under which severance pay or severance benefits are payable or limit the individuals who are eligible for severance pay or severance benefits under the Policy. For the avoidance of doubt, the foregoing prohibition on amendment or termination of the Policy shall also apply to any amendment or termination of the Basic Severance Policy to the extent that it would adversely impact the rights or protections of an Eligible Employee under the Policy.

ARTICLE X
CONFIDENTIAL INFORMATION
10.1    Confidential Information. An Eligible Employee shall not, during or at any time after his/her termination of employment with the Company and its Affiliates, use, divulge, or convey to others any Confidential Information. Upon termination of employment with the Company and its Affiliates, or at any time at the Company’s or an Affiliate’s request, an Eligible Employee shall deliver promptly to the Company or Affiliate all drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulae, computer programs and similar items, memoranda, customer lists and all other materials and all copies thereof relating in any way to the Company’s or any Affiliate’s sale, manufacture, distribution, or development of any Company or Affiliate’s product or store brand and value brand OTC drug and nutritional products and/or topical generic prescription pharmaceutical programs and in any way obtained by the Eligible Employee during the period of his/her employment with the Company and its Affiliates which are in his/her possession or under his/her control. An Eligible Employee shall not make or retain any copies of any of the foregoing and will so represent to the Company and its Affiliates upon termination of employment.
An Eligible Employee shall not disclose or provide to the Company or its Affiliates any information or documents of a confidential nature which belong to his/her prior employer or any other third-party which he/she is prohibited from disclosing or providing to the Company or its Affiliates, whether by the terms of any agreement to which he/she is a party or otherwise. The Eligible Employee shall provide to the Company or its affiliates copies of any previous employment agreement, severance agreement, non-competition agreement, confidentiality agreement or other agreement, statement or policies to which the Eligible Employee is a party or otherwise bound which in any way restricts or would affect the performance of his/her duties for the Company and its Affiliates.
10.2    Cessation of Severance Benefits. Recognizing that the failure to comply with Section 10.1 above will cause serious and irreparable injury to the Company and its Affiliates, Eligible Employees acknowledge that in addition to any other remedy permissible by law, payment of severance pay and severance benefits under the Policy shall cease if an Eligible Employee violates the terms of Section 10.1. Any Eligible Employee subject to an individual confidentiality agreement or proprietary rights agreement with the Company or any Affiliate will be deemed to violate the terms of Section 10.1 if he/she violates the terms of the individual confidentiality agreement or proprietary rights agreement.
ARTICLE XI
MISCELLANEOUS PROVISIONS
11.1    Return of Property. In order for an Eligible Employee to receive severance pay and severance benefits under the Policy, he/she shall be required to (i) return all Employer property (including, but not limited to, Confidential Information, client lists, keys, credit cards, documents and records, identification cards, equipment, laptop computers, software, and pagers), and (ii) repay any outstanding bills, advances, debts, amounts due to an Employer, as of his/her Severance Date. To the extent the Eligible Employee has any Employer property stored electronically (including, but not limited to, in the form of email) on his/her personal computer, in a personal email account, on a personal storage device, or otherwise, such Eligible Employee shall promptly provide copies of all such information to the Employer and thereafter permanently delete or otherwise destroy the Eligible Employee's personal copy.
All pay and other benefits (except Policy severance pay and severance benefits) payable to an Eligible Employee as of his/her Severance Date according to the established policies, plans, and procedures of the Employer shall be paid in accordance with the terms of those established policies, plans and procedures. In addition, any benefit continuation or conversion rights which an Eligible Employee has as of his/her Severance Date according to the established policies, plans, and procedures of the Employer shall be made available to him/her.
11.2    No Assignment. Severance pay and severance benefits payable under the Policy shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such severance pay and severance benefits to be so subjected shall not be recognized, except to the extent required by law.
11.3    Code Section 409A Compliance.
(a)    General. It is intended that payments and benefits made or provided under this Policy shall not result in penalty taxes or accelerated taxation pursuant to Code Section 409A. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Code Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Policy shall be treated as a separate payment of compensation for purposes of applying the exclusion under Code Section 409A for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Code Section 409A. All payments to be made upon a termination of employment under this Policy may only be made upon a “separation from service” under Code Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on an Eligible Employee pursuant to Code Section 409A. In no event may an Eligible Employee, directly or indirectly, designate the calendar year of any payment under this Policy.
(b)    Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Policy, all reimbursements and in-kind benefits provided under this Policy that are subject to Code Section 409A shall be made in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during an Eligible Employee’s lifetime (or during a shorter period of time specified in this Policy); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)    Delay of Payments. Notwithstanding any other provision of this Policy to the contrary, if an Eligible Employee is considered a “specified employee” for purposes of Code Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Code Section 409A that is otherwise due to the Eligible Employee under this Policy during the six-month period immediately following the Eligible Employee’s separation from service (as determined in accordance with Code Section 409A) on account of the Eligible Employee’s separation from service shall be accumulated and paid to an Eligible Employee on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). If an Eligible Employee dies during the postponement period, the amounts and entitlements delayed on account of Code Section 409A shall be paid to the personal representative of his/her estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of the Eligible Employee’s death.
11.4    Representations Contrary To The Policy. No employee, officer, or director of an Employer has the authority to alter, vary, or modify the terms of the Policy except by means of an authorized written amendment to the Policy. No verbal or written representations contrary to the terms of the Policy and its written amendments shall be binding upon the Policy, the Administrator, or an Employer.
11.5    No Employment Rights. This Policy shall not confer employment rights upon any person. No person shall be entitled, by virtue of the Policy, to remain in the employ of an Employer and nothing in the Policy shall restrict the right of an Employer to terminate the employment of any Eligible Employee or other person at any time.
11.6    Policy Funding. No Eligible Employee shall acquire by reason of the Policy any right in or title to any assets, funds, or property of the Employer. Any severance pay, which becomes payable under the Policy is an unfunded obligation and shall be paid from the general assets of the Company. No employee, officer, director or agent of the Employer personally guarantees in any manner the payment of Policy severance pay and severance benefits.
11.7    Applicable Law. This Policy shall be governed and construed in accordance with the laws of the State of Michigan without regard to its conflicts of law provisions.
11.8    Severability. If any provision of the Policy is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Policy shall continue in full force and effect.

Exhibit A

•	Chief Executive Officer

•	Executive Vice President & President, Consumer Health Care

•	Executive Vice President & President, Branded Consumer Health Care

•	Executive Vice President & President, Rx

•	Executive Vice President, Secretary & General Counsel

•	Executive Vice President, Chief Financial Officer & Business Operations

•	Executive Vice President, Chief Human Resources Officer

•	Executive Vice President, Global Operations/Supply Chain

•	Executive Vice President, Global Quality Programs & Chief Medical Officer

•	Executive Vice President, Global Quality Operations

•	Executive Vice President, Chief Information Officer

85766417.10